Exhibit 99.1

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended March 31, 2006, 2005 and 2004 (In thousands)	2006	2005	2004
Operating activities:
Net earnings	$235,756	101,339	41,662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	107,526	99,613	98,510
Provision for deferred income taxes	55,560	(33,867)	(16,634)
Impairment of long-lived assets	3,050	1,733	26,456
Gain on sales of assets	(86,337)	(11,979)	(7,075)
Equity in earnings of unconsolidated companies, less dividends	(2,233)	1,663	4,473
Minority interests, less dividends	(68)	(86)	(13)
Compensation expense - restricted stock	3,248	1,845	465
Tax benefit on stock compensation	4,124	823	673
Changes in assets and liabilities, net:
Trade and other receivables	(64,521)	(5,691)	(4,953)
Marine operating supplies	297	(1,040)	(6,642)
Other current assets	(488)	(517)	355
Accounts payable and accrued expenses	17,431	6,655	(145)
Accrued property and liability losses	(2,344)	169	(559)
Other, net	12,577	(598)	(7,524)

Net cash provided by operating activities	283,578	160,062	129,049

Investing activities:
Proceeds from sales of assets	225,616	18,296	11,451
Additions to properties and equipment	(172,408)	(207,391)	(297,515)
Other	—	(30)	635

Net cash provided by (used in) investing activities	53,208	(189,125)	(285,429)

Financing activities:
Principal payments on debt	(110,000)	(58,000)	(285,000)
Debt borrowings	30,000	113,000	471,000
Proceeds from issuance of common stock	29,645	7,474	4,590
Cash dividends	(34,575)	(34,286)	(34,008)
Stock repurchases	(20,765)	—	—
Other	(358)	(1,385)	(333)

Net cash (used in) provided by financing activities	(106,053)	26,803	156,249

Net change in cash and cash equivalents	230,733	(2,260)	(131)
Cash and cash equivalents at beginning of year	15,376	17,636	17,767

Cash and cash equivalents at end of year	$246,109	15,376	17,636

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$14,993	16,387	10,006
Income taxes	$30,525	33,699	26,384